Exhibit 8.1

March 31, 2020

BioNTech SE

An der Goldgrube 12

55131 Mainz

Germany

Re:	Endor Lights, Inc. Merger with and
into Neon Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to BioNTech SE, a Societas Europaea organized and existing under the laws of Germany (“Parent”), in connection with the merger (the “Merger”) of Endor Lights, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), with and into Neon Therapeutics, Inc., a Delaware corporation (“Neon”), pursuant to the Agreement and Plan of Merger dated January 15, 2020 (the “Merger Agreement”) by and among Parent, Merger Sub and Neon. We have prepared this opinion in connection with Parent’s filing with the Securities and Exchange Commission (the “Commission”) on March 31, 2020 of a registration statement on Form F-4 relating to the Merger (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have reviewed (i) the Merger Agreement, (ii) the Registration Statement, (iii) the statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Merger Sub, and by Neon, on its own behalf, in representation letters dated March 29, 2020 and March 27, 2020, respectively (the “Representations Letters”), and (iv) such other records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for purposes of this opinion.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. We also have assumed, with your permission and without independent investigation, that (i) the transactions related to the Merger or contemplated by the Merger Agreement have been or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, (ii) none of the terms and conditions contained therein have been or will be waived or modified in any respect prior to the Effective Time, and (iii) the covenants set forth in the

Merger Agreement will be complied with. In addition, we have relied upon without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel) the accuracy of the representations in the Merger Agreement, and of representations as to factual matters and a statement of facts regarding the Merger. Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants statements and agreements set forth in the documents referred to above, both initially and continuing as of the Effective Time, without any qualification as to knowledge or belief.

Based solely upon and subject to the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion under currently applicable U.S. federal income tax law, that the Merger (i) will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) will not result in the recognition of gain under Section 367(a)(1) of the Code by any holder of Neon common stock (other than any holder of Neon common stock that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent immediately following the Merger or that held Parent Ordinary Shares or Parent ADSs immediately prior to the Merger).

This opinion is subject to the assumptions and qualifications set forth in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Considerations.” In rendering this opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which this opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representations Letters or such other documents on which we relied, could affect our conclusions herein. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Merger Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We are furnishing this opinion solely in connection with the Reorganization Agreement (and as an exhibit to the Registration Statement) and this opinion is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement and to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ COVINGTON & BURLING LLP

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